EXHIBIT 5.1

                   [Letterhead of Weil, Gotshal & Manges LLP]


                                November 7, 2002



WellChoice, Inc.
11 West 42 Street
New York, New York 10036

Ladies and Gentlemen:

           We have acted as counsel to WellChoice, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-1, Registration No. ___________ (as amended, the "Registration Statement"), filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 19,199,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and filed as Exhibit 3.1 to the Registration Statement, (ii) the Amended and Restated Bylaws of the Company, as amended to date and filed as Exhibit 3.2 of the Registration Statement, (iii) the Transfer and Exchange Agreement between The New York Public Asset Fund (the "Fund") and the Company pursuant to which the Company issued 95% of its outstanding shares of Common Stock and one share of Class B common stock, par value $0.01 per share to the Fund in consideration for the transfer by the Fund of all of its shares of capital stock of Empire HealthChoice, Inc. to a wholly owned subsidiary of the Company to be filed as Exhibit 2.2.1 of the Registration Statement (iv) the Transfer and Exchange Agreement between The New York Charitable Asset Foundation (the "Foundation") and the Company pursuant to which the Company issued the remaining 5% of the outstanding shares of its Common Stock to the Foundation in consideration for the transfer by the Foundation of all of its shares of capital stock of Empire HealthChoice, Inc. to a wholly owned subsidiary of the Company to be filed as Exhibit 2.2.2 of the Registration Statement, (v) the Registration Statement, and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the

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WellChoice, Inc.
November 7, 2002
Page 2

Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

           In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

           Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

           The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

           We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.



                                              Very truly yours,

                                              /s/ WEIL, GOTSHAL & MANGES, LLP